Exhibit 99.1

First National Corporation Reports First Quarter 2021 Financial Results

STRASBURG, Va., April 30, 2021 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $2.4 million, or $0.50 per diluted share, for the first quarter of 2021, which resulted in return on average assets of 1.00% and return on average equity of 11.53%. This compares to net income of $1.7 million, or $0.34 per diluted share, and return on average assets of 0.85% and return on average equity of 8.72% for the first quarter of 2020.

During the first quarter of 2021, the Company entered into an agreement to acquire The Bank of Fincastle (the “Merger”) and incurred merger related expenses totaling $405 thousand. The merger related expenses were comprised of legal and professional fees and had a $0.07 per share impact to basic and diluted earnings per share for the period.

Key highlights of the first quarter of 2021 are as follows. Comparisons are to the corresponding period in the prior year unless otherwise stated:

•	Merger related expenses totaled $405 thousand, which impacted earnings per share by $0.07
•	Return on average assets of 1.00%
•	Return on average equity of 11.53%
•	Efficiency ratio of 64.53%
•	Net interest income increased $486 thousand, or 7%
•	Wealth management revenue increased $118 thousand, or 22%
•	Tangible book value increased 9% to $17.65 per share

“During the first quarter, our banking company exceeded $1.0 billion in assets, announced an agreement to acquire The Bank of Fincastle, absorbed merger related expenses, and delivered excellent financial results,” said Scott Harvard, president and chief executive officer of First National. Harvard continued, “The entire team continues to adopt more efficient delivery processes resulting in the highest levels of productivity in our history. During the quarter, customers continued to take advantage of Bank’s digital delivery channels as the number of accounts opened online increased 88% when compared to same period of 2020 and represented 10% of all accounts opened in the quarter. Growth in net interest income combined with diligent expense management also positively contributed to profitability.”

COVID-19 PANDEMIC UPDATE

Operations

During the first quarter, the Bank continued to follow its Pandemic Plan that strives to protect the health of its employees and customers, while continuing to deliver essential banking services. In response to vaccinations that continued to be provided to thousands of people in our market areas, and the decrease in the number of COVID-19 cases in our communities, the Bank entered phase two of its plan in late March 2021 after operating in phase one since early December 2020. After operating for almost four months primarily through branch drive throughs, ATMs, and mobile and internet banking platforms, lobbies re-opened for walk-in customers to conduct their banking business.

Paycheck Protection Program

The Bank continued to participate as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations by providing forgivable loans. During the second and third quarters of 2020, the Bank originated $76.6 million of PPP loans, received $2.5 million of loan fees from the SBA, and incurred $535 thousand of loan origination costs. The PPP stopped accepting applications in August of 2020. The loan fees continue to be accreted into earnings evenly over the life of the loans, net of loan origination costs, through interest and fees on loans. PPP loans originated in 2020 totaled $46.5 at March 31, 2021, and 99% of the PPP loan balances are scheduled to mature in the second quarter of 2022.

Congress revived the PPP as part of the COVID-19 relief bill that was signed into law on December 27, 2020. The Bank began participating again as a lender in the PPP in January of 2021. During the first quarter of 2021, the Bank originated $19.8 million of PPP loans and incurred $51 thousand of loan origination costs. First Bank expects to receive $1.1 million of loan fees from the SBA as a result of the loan originations. Like the PPP loans originated in 2020, loan fees received will be accreted into earnings evenly over the life of the loans, net of loan origination costs, through interest and fees on loans. PPP loans that were originated in 2021 totaled $19.8 million at March 31, 2021, and 100% of the PPP loan balances are scheduled to mature in the first quarter of 2026.

Asset Quality Impact

The pandemic has negatively impacted the financial condition of certain loan customers. The Bank expects customers in certain sectors of its commercial real estate loan portfolio, including retail shopping, lodging and leisure, may experience elevated financial pressure in future periods. Those sectors comprised 5%, 4% and 2% of the loan portfolio, respectively, excluding PPP loans, at March 31, 2021. The Bank also expects that loans in those same sectors of its commercial and industrial loan portfolio may also experience financial pressure in future periods. The magnitude of the potential decline in the Bank’s loan quality in future periods will likely depend on the duration of the pandemic and the extent that the Bank’s customers experience business interruptions.

Loan Modifications

In response to the unknown impact of the pandemic on the economy and its customers, the Bank created and implemented a loan payment deferral program for individual and business customers beginning in the first quarter of 2020, which provided them the opportunity to defer monthly payments for 90 days. By June 30, 2020, loans participating in the program reached $182.6 million. The majority of these loans resumed regular payments during the second half of 2020 after their deferral periods ended. There were no loans remaining in the program at March 31, 2021.

During the fourth quarter of 2020, the Bank modified terms of certain loans for customers that continued to be negatively impacted by the pandemic by lowering borrower’s loan payments with interest only payments for periods ranging between 6 and 24 months. Modified loans totaled $14.3 million at March 31, 2021, with $14.2 million in the Bank’s commercial real estate loan portfolio and $83 thousand in the commercial and industrial loans portfolio. The loans were comprised of $12.8 million in the lodging sector and $1.5 million in the leisure sector.

Capital

The Company issued $5.0 million of subordinated debt in June 2020 as a result of its risk management program and capital planning. The purpose of the issuance was primarily to further strengthen holding company liquidity and to remain a source of strength for the Bank in the event of a severe economic downturn. The Company may also use the proceeds of the issuance for general corporate purposes, including the potential repayment of the Company’s subordinated debt that was issued in 2015 and became callable on a quarterly basis beginning January 1, 2021. The Company issued the debt with a 5.50% fixed-to-floating rate subordinated note due 2030 to an institutional investor and was structured to qualify as Tier 2 capital under bank regulatory guidelines.

After being suspended for most of 2020, the Company’s stock repurchase plan ended on December 31, 2020. The Company has not authorized another stock repurchase plan due to the continued uncertainty and potential impact of the pandemic on the economy and the Bank’s customers. The Company continued to pay cash dividends on common stock of $0.11 per share throughout 2020, and in February 2021, it declared a quarterly cash dividend on common stock of $0.12 per share, which was a 9% increase.

BALANCE SHEET

Total assets of First National increased $211.7 million, or 26%, to $1.0 billion at March 31, 2021, compared to $816.4 million at March 31, 2020. Interest-bearing deposits in banks increased $146.8 million, total securities increased $27.2 million, or 18%, and loans, net of the allowance for loan losses, increased $54.4 million, or 9%. These increases were partially offset by a $19 thousand decrease in cash and due from banks. The growth in the loan portfolio included PPP loans that totaled $66.2 million at the end of the first quarter.

Total liabilities increased $204.3 million, or 28%, to $942.2 million at March 31, 2021, compared to $737.9 million one year ago. The increase in total liabilities was primarily attributable to significant growth in deposits. Total deposits increased $195.4 million, or 27%, to $916.1 million. Noninterest-bearing demand deposits increased $94.6 million, or 48%, savings and interest-bearing demand deposits increased $118.5 million, or 29%, while time deposits decreased $17.6 million, or 15%. The origination of PPP loans during the last twelve-month period contributed to the deposit growth as many customers deposited proceeds of the loans in their deposit accounts at the Bank. Although proceeds from PPP loan originations contributed to the increase in deposits, the Bank also experienced a significant amount of deposit growth that was not related to proceeds from PPP loan originations.

Shareholders’ equity increased $7.4 million, or 9%, to $85.9 million at March 31, 2021, compared to one year ago, primarily from an increase in retained earnings. The Bank was considered well-capitalized at March 31, 2021.

PERFORMANCE ANALYSIS OF THE THREE-MONTH PERIOD

Net interest income increased $486 thousand, or 7%, to $7.5 million for the first quarter of 2021, compared to the same period of 2020. The increase resulted from a $559 thousand, or 49%, decrease in total interest expense, which was partially offset by a $73 thousand decrease in total interest and dividend income. The net interest margin decreased 50 basis points to 3.27%. The decrease in the net interest margin was offset by growth in average earning assets of $182.0 million, or 24%, and resulted in an increase in net interest income.

The decrease in interest expense was primarily a result of a $599 thousand, or 62%, decrease in interest expense on deposits, which was attributable to reduced interest rates paid on deposits. The impact of an $88.6 million, or 17% increase in average interest-bearing deposits was offset by a 51-basis point decrease in the cost of interest-bearing deposits. A 42-basis point reduction of the cost of interest-bearing checking accounts and a 96-basis point reduction of the cost of money market accounts made the largest contributions to the decrease in interest expense.

The decrease in total interest and dividend income resulted from an 85-basis point decrease in the yield on earning assets, which was partially offset by a $182.0 million, or 24%, increase in average earning assets. The decrease in the yield on earning assets resulted from a 46-basis point decrease in the yield on loans and a 120-basis point decrease in the yield on interest-bearing deposits in banks. The loan yield was negatively impacted by PPP loans earning a 1.00% interest rate. Additionally, the mix of earning assets had an unfavorable impact on the yield on average earning assets as lower yielding interest-bearing deposits in banks increased from 5% to 15% of average earning assets.

Noninterest income increased $44 thousand, or 2%, to $2.1 million compared to the same period of 2020. Service charges on deposits decreased $239 thousand, or 35%, which was offset by ATM and check card fees that increased $82 thousand, or 16%, wealth management fees that increased $118 thousand, or 22%, and fees for other customer services that increased $79 thousand, or 38%. The decrease in service charges on deposits resulted from a reduction in overdraft fee income, which the Bank believes may have resulted from the significant increase in deposit balances over the last twelve months. Wealth management fees increased from a higher amount of assets under management, and fees for other customer services increased primarily from fee revenue on brokered mortgage loans sold to the secondary market.

Noninterest expense increased $506 thousand, or 8%, to $6.7 million, compared to the same period one year ago. The increase was primarily attributable to a $458 thousand increase in legal and professional fees, which included merger related expenses of $405 thousand.

ASSET QUALITY/LOAN LOSS PROVISION

There was no provision for loan losses for the first quarter of 2021, which was attributable to net recoveries of loans previously charged off and no significant changes to the general and specific reserve components of the allowance for loan losses. Net recoveries totaled $1 thousand for the quarter compared to net charge-offs of $250 thousand for the same period one year ago. The allowance for loan losses totaled $7.5 million, or 1.17% of total loans at March 31, 2021. Excluding PPP loans, the allowance for loan losses totaled 1.30% of total loans. Provision for loan losses totaled $900 thousand for the same period of 2020 and the allowance for loan losses totaled $5.6 million, or 0.96% of total loans at March 31, 2020.

Loans 30 to 89 days past due and accruing totaled $906 thousand, or 0.14% of total loans at March 31, 2021 compared to $2.9 million, or 0.50% of total loans one year ago. Accruing substandard loans totaled $1.3 million at March 31, 2021 and $4.4 million at March 31, 2020. Nonperforming assets consisted only of non-accrual loans and totaled $6.8 million, or 0.66% of total assets at March 31. 2021, compared to $1.5 million, or 0.19% of total assets one year ago.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Income Statement
Interest income
Interest and fees on loans	$7,143	$7,310	$7,568	$7,416	$7,203
Interest on deposits in banks	33	31	25	16	118
Interest on securities
Taxable interest	717	567	575	636	670
Tax-exempt interest	180	163	152	151	151
Dividends	22	24	23	26	26
Total interest income	$8,095	$8,095	$8,343	$8,245	$8,168
Interest expense
Interest on deposits	$363	$410	$541	$676	$962
Interest on subordinated debt	154	160	160	91	90
Interest on junior subordinated debt	66	68	68	67	90
Total interest expense	$583	$638	$769	$834	$1,142
Net interest income	$7,512	$7,457	$7,574	$7,411	$7,026
Provision for (recovery of) loan losses	—	(200)	1,500	800	900
Net interest income after provision for (recovery of) loan losses	$7,512	$7,657	$6,074	$6,611	$6,126
Noninterest income
Service charges on deposit accounts	$442	$553	$446	$348	$681
ATM and check card fees	601	576	669	550	519
Wealth management fees	643	598	573	512	525
Fees for other customer services	286	216	323	237	207
Income from bank owned life insurance	113	124	131	99	115
Net gains on securities	37	2	38	—	—
Net gains on sale of loans	7	10	3	26	31
Other operating income	14	73	18	1	21
Total noninterest income	$2,143	$2,152	$2,201	$1,773	$2,099
Noninterest expense
Salaries and employee benefits	$3,555	$3,212	$3,498	$3,022	$3,589
Occupancy	447	422	433	409	402
Equipment	431	440	439	418	410
Marketing	106	112	63	74	106
Supplies	88	90	112	103	89
Legal and professional fees	737	310	262	301	279
ATM and check card expense	231	253	259	223	245
FDIC assessment	69	105	52	60	30
Bank franchise tax	168	161	162	161	153
Data processing expense	204	196	191	188	184
Amortization expense	14	24	33	42	52
Other operating expense	600	569	631	612	605
Total noninterest expense	$6,650	$5,894	$6,135	$5,613	$6,144
Income before income taxes	$3,005	$3,915	$2,140	$2,771	$2,081
Income tax expense	569	759	386	528	376
Net income	$2,436	$3,156	$1,754	$2,243	$1,705

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Common Share and Per Common Share Data
Net income, basic	$0.50	$0.65	$0.36	$0.46	$0.34
Weighted average shares, basic	4,863,823	4,858,288	4,854,144	4,849,719	4,950,887
Net income, diluted	$0.50	$0.65	$0.36	$0.46	$0.34
Weighted average shares, diluted	4,872,097	4,861,208	4,854,649	4,849,719	4,955,970
Shares outstanding at period end	4,868,462	4,860,399	4,858,217	4,852,187	4,849,692
Tangible book value at period end	$17.65	$17.47	$16.92	$16.63	$16.17
Cash dividends	$0.12	$0.11	$0.11	$0.11	$0.11

Key Performance Ratios
Return on average assets	1.00%	1.31%	0.74%	1.00%	0.85%
Return on average equity	11.53%	15.03%	8.52%	11.30%	8.72%
Net interest margin	3.27%	3.30%	3.41%	3.59%	3.77%
Efficiency ratio (1)	64.53%	61.00%	62.35%	60.34%	66.50%

Average Balances
Average assets	$988,324	$954,810	$944,390	$899,301	$806,609
Average earning assets	937,199	904,511	889,127	836,741	755,173
Average shareholders’ equity	85,708	83,545	81,894	79,845	78,659

Asset Quality
Loan charge-offs	$66	$165	$115	$176	$328
Loan recoveries	67	73	96	88	78
Net charge-offs (recoveries)	(1)	92	19	88	250
Non-accrual loans	6,814	6,714	6,974	1,480	1,522
Other real estate owned, net	—	—	—	—	—
Nonperforming assets	6,814	6,714	6,974	1,480	1,522
Loans 30 to 89 days past due, accruing	906	996	885	1,094	2,901
Loans over 90 days past due, accruing	—	302	6	1	86
Troubled debt restructurings, accruing	—	—	—	4,313	—
Special mention loans	—	—	510	2,034	6,058
Substandard loans, accruing	1,343	1,394	3,804	8,616	4,368

Capital Ratios (2)
Total capital	$94,044	$91,243	$89,155	$88,109	$86,849
Tier 1 capital	86,717	84,032	81,883	81,813	81,265
Common equity tier 1 capital	86,717	84,032	81,883	81,813	81,265
Total capital to risk-weighted assets	16.05%	15.82%	15.34%	15.20%	14.98%
Tier 1 capital to risk-weighted assets	14.80%	14.57%	14.09%	14.11%	14.02%
Common equity tier 1 capital to risk-weighted assets	14.80%	14.57%	14.09%	14.11%	14.02%
Leverage ratio	8.78%	8.80%	8.67%	9.08%	10.08%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Balance Sheet
Cash and due from banks	$11,940	$13,115	$13,349	$17,717	$30,551
Interest-bearing deposits in banks	164,322	114,182	108,857	90,562	17,539
Securities available for sale, at fair value	159,742	140,225	117,132	123,193	128,660
Securities held to maturity, at amortized cost	13,424	14,234	15,101	16,211	17,086
Restricted securities, at cost	1,631	1,875	1,848	1,848	1,848
Loans held for sale	—	245	—	170	621
Loans, net of allowance for loan losses	630,716	622,429	640,591	645,220	576,283
Premises and equipment, net	19,087	19,319	19,548	19,792	19,619
Accrued interest receivable	2,609	2,717	3,156	3,863	2,124
Bank owned life insurance	18,029	17,916	17,792	17,661	17,562
Core deposit intangibles, net	5	19	43	76	118
Other assets	6,625	4,656	5,316	5,777	4,401
Total assets	$1,028,130	$950,932	$942,733	$942,090	$816,412

Noninterest-bearing demand deposits	$292,280	$263,229	$256,733	$253,974	$197,662
Savings and interest-bearing demand deposits	526,012	479,035	480,017	470,764	407,555
Time deposits	97,765	100,197	101,645	114,277	115,410
Total deposits	$916,057	$842,461	$838,395	$839,015	$720,627
Subordinated debt	9,992	9,991	9,987	9,982	4,987
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	6,876	4,285	2,816	3,026	3,001
Total liabilities	$942,204	$866,016	$860,477	$861,302	$737,894

Preferred stock	$—	$—	$—	$—	$—
Common stock	6,086	6,075	6,073	6,065	6,062
Surplus	6,214	6,151	6,081	5,967	5,899
Retained earnings	71,144	69,292	66,670	65,451	63,741
Accumulated other comprehensive income, net	2,482	3,398	3,432	3,305	2,816
Total shareholders’ equity	$85,926	$84,916	$82,256	$80,788	$78,518
Total liabilities and shareholders’ equity	$1,028,130	$950,932	$942,733	$942,090	$816,412

Loan Data
Mortgage loans on real estate:
Construction and land development	$25,720	$27,328	$27,472	$31,981	$40,279
Secured by farmland	507	521	533	872	888
Secured by 1-4 family residential	236,870	235,814	234,198	234,188	230,980
Other real estate loans	248,357	246,362	249,786	247,623	240,486
Loans to farmers (except those secured by real estate)	436	637	1,120	711	1,221
Commercial and industrial loans (except those secured by real estate)	117,109	109,201	124,157	123,995	54,287
Consumer installment loans	5,684	6,458	7,378	8,401	9,505
Deposit overdrafts	112	143	194	170	238
All other loans	3,407	3,450	3,530	3,575	3,983
Total loans	$638,202	$629,914	$648,368	$651,516	$581,867
Allowance for loan losses	(7,486)	(7,485)	(7,777)	(6,296)	(5,584)
Loans, net	$630,716	$622,429	$640,591	$645,220	$576,283

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$7,143	$7,310	$7,568	$7,416	$7,203
Interest income – investments and other	952	785	775	829	965
Interest expense – deposits	(363)	(410)	(541)	(676)	(962)
Interest expense – subordinated debt	(154)	(160)	(160)	(91)	(90)
Interest expense – junior subordinated debt	(66)	(68)	(68)	(67)	(90)
Total net interest income	$7,512	$7,457	$7,574	$7,411	$7,026
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$8	$8	$8	$10
Tax benefit realized on non-taxable interest income – municipal securities	48	43	41	40	40
Total tax benefit realized on non-taxable interest income	$56	$51	$49	$48	$50
Total tax-equivalent net interest income	$7,568	$7,508	$7,623	$7,459	$7,076

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.